Exhibit 99.1

FOR IMMEDIATE RELEASE

HARRY & DAVID REPORTS YEAR END RESULTS

HARRY & DAVID HOLDINGS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR FISCAL 2006 RESULTS

MEDFORD, Oregon, September 20, 2006 – Harry & David Holdings, Inc., announced today financial results for the fourth quarter and fiscal year ended June 24, 2006.

Net sales for the fourth quarter of fiscal 2006 were $83.5 million, an increase of 12.9% from $74.0 million recorded in the fourth quarter of fiscal 2005. The increase was primarily due to the shift of the Easter holiday from the third quarter in fiscal 2005 to the fourth quarter in fiscal 2006, as well as to strong catalog and Internet sales in the Company’s Harry and David Direct Marketing operating segment and positive comparable sales in the Harry and David Stores segment. The positive impact of these higher net sales was partially offset by weaker net sales in the Jackson & Perkins segment due to reduced wholesale rose demand, higher markdowns of garden home décor products and a change in marketing strategy that included lower circulation of higher page-count catalogs.

For the fourth quarter of fiscal 2006, EBITDA, which the Company defines as earnings before net interest expense, income taxes, depreciation and amortization, was a loss of $20.3 million compared to a loss of $21.8 million in the same period of fiscal 2005, as the Company selectively increased product prices and delivery charges in the Harry & David Direct Marketing segment.

The pre-tax loss for the fourth quarter of fiscal 2006 was $30.6 million, compared to a pre-tax loss of $31.5 million reported in the same period of fiscal 2005, primarily due to lower net interest expense. Net loss for the quarter ended June 24, 2006 was $21.8 million, reflecting an effective tax rate of 40.6%, compared to net loss of $25.1 million and an effective tax rate of 25.4% for the quarter ended June 25, 2005. The rates for the current fiscal year and interim period vary from the similar period in fiscal 2005 principally as a result of changes in utilization of state net operating losses, and an increase in the Company’s valuation allowance that occurred in the fourth quarter of fiscal 2006.

For the fiscal year ended June 24, 2006, the Company reported net sales of $598.2 million, an increase of 5.6% from $566.3 million in fiscal 2005, due to strong sales in all the Company’s operating segments in the first half of fiscal 2006, partially offset by weaker sales in the Jackson & Perkins segment in the second half of the fiscal year. EBITDA for fiscal 2006 was $34.0 million, compared to $44.1 million last fiscal year, due to reduced rose demand and excess rose and garden home décor inventory write-downs at Jackson & Perkins, as well as higher than usual product markdowns and delivery discounts during the holiday selling season at Harry and David Direct Marketing. The pre-tax loss for fiscal 2006 was $9.6 million, compared to a pre-tax loss of $5.9 million reported in fiscal 2005. Net loss for the fiscal year ended June 24, 2006 was $9.7 million, reflecting an effective tax rate of 0.9%, compared to net loss of $4.3 million and an effective tax rate of (27.2%) for the fiscal year ended June 25, 2005.

“We are pleased with recent progress in our key marketing and operational initiatives,” said Bill Williams, President and Chief Executive Officer. “Our performance in the second half of fiscal 2006 reflects the successful implementation of selected increases in product prices and delivery charges, which offset material and delivery fuel cost increases, and resulted in increased top-line sales, gross profit and operating margin in Harry and David Direct Marketing and partially counteracted the decreases in our Jackson & Perkins segment. In fiscal 2007, we intend to focus on increasing brand awareness to drive sales in all of our channels, reducing product markdowns and discounts, and expanding consumer reach, particularly in our wholesale channels. We also are continuing to improve the efficiency of our production capacity.”

Gross profit margin was 32.0% in the fourth quarter of fiscal 2006 compared to 29.9% in the same period last year. For the full fiscal year, gross profit margin decreased to 40.3% from 43.5% in fiscal 2005. The gross profit margin decrease for fiscal 2006 was primarily due to an increase in rose inventory write-offs and garden home décor inventory write-downs in Jackson & Perkins based on weaker than anticipated sales demand, and the impact of 2005 holiday season promotions such as product markdowns, delivery discounts and gift cards, as well as higher delivery expense, in the Harry and David Direct Marketing and Stores operating segments. The Company expects gross profit margin to continue to improve as increases in product prices and delivery charges implemented in the spring are fully phased in during the fall.

Selling, general and administrative expenses increased to $51.0 million in the fourth quarter of fiscal 2006 and to $224.8 million in fiscal 2006, from $47.8 million and $218.3 million, respectively, in the comparable periods in fiscal 2005. The increase was primarily due to higher advertising expenses, depreciation and increased use of outside consulting services. However, selling, general and administrative expenses for the fourth quarter of fiscal 2006 decreased to 61.0% of net sales from 64.6% of net sales in the fourth quarter of fiscal 2005 and to 37.6% in fiscal 2006 from 38.5% in fiscal 2005 as the Company leveraged fixed expenses over higher net sales.

Net sales highlights by operating segment were as follows:

•	Harry and David Direct Marketing’s segment net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, as well as delivery income, were $40.4 million in the fourth quarter of fiscal 2006, up 15.9% from the same period of fiscal 2005 as the Easter holiday shifted from the third quarter in fiscal 2005 to the fourth quarter in fiscal 2006. For the 206 fiscal year, Harry and David Direct Marketing’s segment net sales were $369.8 million a 5.6% increase from fiscal 2005, primarily due to increased advertising and catalog circulation, as well as customer file growth. Catalog circulation grew approximately 6.5% from fiscal 2005 to nearly 100 million catalogs circulated in fiscal 2006 and Harry and David’s Direct Marketing customer file increased approximately 7.0% from last year.

•	Harry and David Stores’ segment net sales increased 13.4% in the fourth quarter of fiscal 2006 to $22.5 million, primarily due to the Easter holiday shift. Despite six fewer stores by year-end due to seven strategic store closures and one new store opening, Harry and David Stores ended the fiscal year with 130 active and operational stores and recorded a 1.6% increase in its fiscal 2006 net sales to

$132.1 million. The increase was primarily due to a strong holiday performance resulting from improved merchandising, better inventory management and more effective advertising and promotions. Comparable store sales increased 8.2% in fiscal 2006 from fiscal 2005, and August 2006 marked the 33rd consecutive month of positive comparable store sales.

•	Jackson & Perkins’ segment net sales increased 4.1% to $18.6 million in the fourth quarter of fiscal 2006 primarily due to the shift in the Easter holiday. For the 2006 fiscal year, net sales decreased by $1.7 million, or 2.3%, to $73.8 million as compared to fiscal 2005. The decrease was partially due to Jackson & Perkins wholesale channel experiencing weaker demand for roses from big-box retailers carrying over excess inventory from fiscal 2005. In addition, a change in Jackson & Perkins direct marketing strategy that included lower circulation of higher page count catalogs, resulted in higher average order size but lower overall sales compared to the prior fiscal year, as well as higher garden home décor write-downs.

•	Harry and David’s Other category net sales increased 45.2% in the fourth quarter of fiscal 2006 to $2.0 million and 100.0% for fiscal 2006 to $22.4 million. Harry and David wholesale net sales was the primary driver of this increase, growing 122% from $9.2 million in fiscal 2005 to $20.4 million in fiscal 2006, due to greater product assortment, enhanced strategic partner relationships and expanded distribution to existing and new customers. Additional net sales included in Harry and David’s Other category primarily consist of commercial, non-gift-quality fruit, which were relatively flat between fiscal 2006 and fiscal 2005.

As of June 24, 2006, the Company had total debt outstanding of $245.0 million, representing the aggregate principal amount outstanding under the Company’s senior unsecured notes. The Company had $23.8 million in cash and cash equivalents and had $125.0 million in unused borrowings under its revolving credit facility, subject to the available borrowing base determined by an asset-based debt limitation formula. Due to the highly seasonal nature of the Company’s business, it relies heavily on its revolving credit facility in the first quarter of each fiscal year, to finance operations leading up to the December holiday selling season. The Company believes that cash flow from operations, cash and cash equivalents and the available credit facility will be sufficient to fund operations through the upcoming holiday selling season.

The audited results for the fiscal year ended June 24, 2006 will be filed with the SEC in an annual report on Form 10-K no later than September 22, 2006.

Non-GAAP Financial Measure

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (2) to the attached financial information. This press release will be made available on the Company’s corporate website, www.hndcorp.com.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, our future financial condition and results of operations, changes in general economic conditions, competitive factors and the hiring and retention of human resources. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could” “would”, “should”, “expect”, “plan”, “anticipate”, “intend’, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, September 20, 2006 at 2:00 p.m. Pacific (5:00 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-888-695-7895 and international participants should dial 1-706-679-3799. The conference call ID Number (passcode) is 6207656. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through October 4, 2006 by dialing 1-800-642-1687 in North America and by dialing 1-706-645-9291 when calling internationally, with all callers using the replay pass code 6207656.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and garden home décor, marketed under the Jackson & Perkins® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact

Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	June 24, 2006	June 25, 2005
Assets
Current assets
Cash and cash equivalents	$23,802	$24,854
Trade accounts receivable, less allowance for doubtful accounts of $80 at June 24, 2006, and $150 at June 25, 2005	8,926	8,434
Other receivables	3,059	2,025
Inventories, net	74,117	68,660
Prepaid catalog expenses	3,066	2,560
Income taxes receivable	556	247
Other current assets	10,561	7,471

Total current assets	124,087	114,251

Fixed assets, net	174,010	176,711
Intangibles, net	32,657	35,084
Deferred financing costs, net	14,813	14,269
Deferred income taxes	9,293	3,840
Other assets	488	628

Total assets	$355,348	$344,783

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$26,455	$18,759
Accrued payroll and benefits	14,895	15,943
Deferred revenue	17,188	15,002
Deferred income taxes	26,442	22,098
Accrued interest	5,604	5,940
Accrued restructuring costs	—	2,224
Other accrued liabilities	11,474	6,996
Note payable	—	268

Total current liabilities	102,058	87,230

Long-term debt	245,000	245,000
Accrued pension liability	35,621	30,982
Other long-term liabilities	3,119	1,798

Total liabilities	385,798	365,010

Commitments and contingencies	—	—

Stockholders’ deficit
Common stock, $0.01 par value, 1,500,000 shares authorized; 1,019,929 and 1,000,000 shares issued and outstanding at June 24, 2006 and June 25, 2005, respectively	10	10
Additional paid-in capital	3,954	1,864
Accumulated deficit	(34,414)	(22,101)

Total stockholders’ deficit	(30,450)	(20,227)

Total liabilities and stockholders’ deficit	$355,348	$344,783

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year ended June 24, 2006	Year ended June 25, 2005
Net sales	$598,204	$566,266
Costs and expenses:
Costs of goods sold	357,101	319,776
Selling, general and administrative	223,838	217,183
Selling, general and administrative – related party	1,000	1,094

	581,939	538,053

Operating income (loss)	16,265	28,213

Other (income) expense:
Interest income	(1,780)	(934)
Interest expense	26,459	35,351
Gain on vendor settlement	—	—
Other (income) expense, net	1,210	(270)

	25,889	34,147

Income (loss) before income taxes	(9,624)	(5,934)
Provision (benefit) for income taxes	89	(1,611)

Net income (loss)	$(9,713)	$(4,323)

Net income (loss) per share	$(9.58)	$(4.32)

Weighted-average shares used in per share calculations:
Basic and diluted	1,013,650	1,000,000

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year ended June 24, 2006	Year ended June 25, 2005
Operating activities
Net income (loss)	$(9,713)	$(4,323)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization fixed assets	17,253	13,714
Amortization intangible assets	1,723	1,904
Stock option compensation expense	444	502
Amortization of deferred financing costs	2,473	2,991
Write-off of deferred financing costs	—	7,956
Write-off of deferred initial public offering (“IPO”) costs	2,180	—
Loss on disposal of fixed assets	1,125	192
Deferred income taxes	63	8,242
Changes in operating assets and liabilities:
Purchase of short-term investments	—	(58,053)
Sale of short-term investments	—	58,053
Trade accounts receivable and other receivables	(1,526)	2,961
Inventories	(5,457)	(4,078)
Prepaid advertising and other assets	(5,551)	2,617
Accounts payable and accrued liabilities	15,620	(1,675)
Deferred revenue	2,186	644

Net cash provided by (used in) operating activities	20,820	31,647

Investing activities
Acquisition of fixed assets	(17,663)	(14,683)
Proceeds from the sale of fixed assets	30	—

Net cash used in investing activities	(17,633)	(14,683)

Financing activities
Borrowings of revolving debt	104,000	90,000
Repayments of revolving debt	(104,000)	(90,000)
Repayments of long-term debt	—	(155,000)
Borrowings of notes payable	—	268
Repayments of notes payable	(268)	(13,900)
Issuance of senior notes	—	245,000
Payments for deferred financing costs	(3,017)	(9,490)
Proceeds from exercise of stock options	1,646	—
Dividends paid	(2,600)	—
Return of capital to common stockholders	—	(82,630)
Issuance of stockholder note payable	—	(250)
Repayment of stockholder note and interest	—	263

Net cash provided by (used in) financing activities	(4,239)	(15,739)

Increase (decrease) in cash and cash equivalents	(1,052)	1,225
Cash and cash equivalents, beginning of period	24,854	23,629

Cash and cash equivalents, end of period	$23,802	$24,854

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

Dollars in millions	Fiscal year ended June 24, 2006	Fiscal year ended June 25, 2005
Net cash provided by operating activities	$20.8	$31.6

Reconciling items from net cash provided by (used in) operating activities to net income (loss):
Stock option compensation expense	0.4	0.5
Changes in operating assets and liabilities	5.3	0.4
Loss on disposal of fixed assets	1.1	0.2
Deferred income taxes	0.1	8.2
Amortization of deferred financing costs	2.5	3.0
Write-off of deferred financing costs	—	8.0
Write-off of deferred IPO costs	2.2	—
Depreciation and amortization	18.9	15.6

Net income (loss)	(9.7)	(4.3)
Interest expense, net	24.7	34.4
Provision (benefit) for income taxes	0.1	(1.6)
Depreciation and amortization	18.9	15.6

EBITDA	$34.0	$44.1

(1) In fiscal 2006, net loss and EBITDA included:

•	$0.1 million of restructuring charges relating to our 2004 reduction in force that was not in effect for the full 12 months in FY06;

•	$0.2 million of residual one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects;

•	$0.1 million of income related to closed stores, as discussed above;

•	$0.3 million of purchase accounting adjustments from the reversal of accrued restructuring costs;

•	$0.3 million of purchase accounting adjustments reflecting a non-cash charge incurred primarily due to a step-up in store leaseholds associated with the purchase accounting for the 2004 Acquisition;

•	$0.4 million of royalty expense related to a prior year;

•	$1.0 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.7 million of incremental employee executive recruiting and relocation charges;

•	$0.5 million of additional reorganization severance payments;

•	$0.6 million expense for payroll and benefits related to severed employees;

•	$2.2 million of deferred IPO costs that were written off;

•	$1.1 million book value loss on disposal of assets;

•	$0.5 million of deferred growing cost adjustments related to a prior year;

•	$0.5 million of expense related to a one-time write-off due to a customer dispute over rose inventories;

•	$0.5 million of excessive rose sales bad debt expense;

•	$0.8 million costs from a legal settlement; and

•	$1.7 million net proceeds from a legal settlement.

In fiscal 2005, net loss and EBITDA included:

•	$1.1 million of losses related to closed stores, as discussed above;

•	$1.9 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$1.9 million of one-time consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects;

•	$0.3 million of employee executive recruiting charges;

•	$1.5 million of purchase accounting adjustments reflecting a non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting for the 2004 Acquisition;

•	$0.3 million of other income related to collection of a note receivable written off during fiscal 2002;

•	$0.9 million related to fixed asset impairment charges from a lower rose crop harvest yield associated with a new growing technique; and

•	$1.1 million of fees paid to Wasserstein and Highfields under the management agreement.

(2) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.